Exhibit 10.1

LEASE
by and between
BMR-PACIFIC RESEARCH CENTER LP,
a Delaware limited partnership
and
ARDELYX, INC.,
a Delaware corporation

Table of Contents

1. Lease of Premises	1
2. Basic Lease Provisions	1
3. Term	4
1. Possession and Commencement Date.	4
4. Condition of Premises	7
5. Rentable Area	7
6. Rent	7
7. Rent Adjustments; Free Rent Period	8
8. Operating Expenses	9
9. Taxes on Tenant’s Property	12
10. Letter of Credit	12
11. Use	15
12. Rules and Regulations, CC&Rs, Parking Facilities and Common Area	17
13. Project Control by Landlord	19
14. Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.	20
15. Utilities and Services	20
16. Alterations	23
17. Repairs and Maintenance	25
18. Liens	26
19. Estoppel Certificate	27
20. Hazardous Materials	27
21. Odors and Exhaust	29
22. Insurance	30
23. Damage or Destruction	33
24. Eminent Domain	35
25. Surrender	35
26. Holding Over	36
27. Indemnification and Exculpation	36
28. Assignment or Subletting	37
29. Subordination and Attornment	41
30. Defaults and Remedies	41
31. Bankruptcy	46
32. Brokers	46
33. Definition of Landlord	46
34. Limitation of Landlord’s Liability	47
35. Joint and Several Obligations	47
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36. Representations	47
37. Confidentiality	48
38. Notices	48
39. Miscellaneous	49
40. [Intentionally omitted]	51
41. Option to Extend Term	51
42. Amenities.	53

ii

LEASE
THIS LEASE (this “Lease”) is entered into as of this ____ day of _______, 2024 (the “Execution Date”), by and between BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord”), and ARDELYX, INC., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord owns certain real property located at 7333-7999 Gateway Boulevard (together with any adjacent real property owned by Landlord, and all improvements located thereon and appurtenances related thereto, the “Property”), including the building located at 7999 Gateway Boulevard, Newark, California (the “Building”); and
B.WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (as shown on Exhibit A attached hereto, the “Premises”) located on the first (1st) floor of the Building, pursuant to the terms and conditions of this Lease, as detailed below.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Lease of Premises.
1.1.Effective on the Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses.
1.2.The Property, and any other real property owned or leased by Landlord (or any affiliate of Landlord) that is operated collectively with the Property as a single project from time to time, including all improvements located thereon and appurtenances related thereto, and including any parking facilities or amenities facilities serving such project, are collectively referred to herein as the “Project.” All portions of the Project that are designated by Landlord from time to time for the non-exclusive use of tenants, including driveways, sidewalks, parking facilities, amenities facilities, landscaped areas, service corridors, stairways, elevators, public restrooms and public lobbies, are hereinafter referred to as “Common Area.”
2.Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.
1.1.This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.
2.1.In the definitions below, Rentable Area (as defined below) is expressed in square feet. Rentable Area and “Tenant’s Pro Rata Share” are subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following
Approximate Rentable Area of Premises	15,012 square feet
Approximate Rentable Area of Building	178,047 square feet
Approximate Rentable Area of Project	1,389,517 square feet
Tenant’s Pro Rata Share of Building	8.43%
Tenant’s Pro Rata Share of Project	1.08%

2.2.Monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Term Commencement Date, subject to adjustment under this Lease, will be as follows:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area per Month	Monthly Base Rent	Annual Base Rent
Months 1 - 12	15,012	$3.15	$47,287.80	$567,453.60
Months 13 - 24	15,012	$3.26	$48,942.87	$587,314.48
Months 25 - 36	15,012	$3.37	$50,655.87	$607,870.48
Months 37 - 39	15,012	$3.49	$52,428.83	$629,145.95
* Note: Base Rent table above (a) includes annual increases set forth in Section 8.1 below, and (b) is subject to the Free Rent Period (as defined in Section 8.2 below).

2.3.Estimated Term Commencement Date: February 10, 2025
2.4.Letter of Credit Amount: $141,863.40
2.5.Permitted Use: Office use (and uses ancillary thereto) in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), including both statutory and common law and Environmental Requirements (as defined below), and public health and safety rules and regulations (“Applicable Laws”).

2.6.Address for Rent Payment:
BMR-Pacific Research Center LP
Attention Entity 285
P.O. Box 511415
Los Angeles, California 90051-7970
2.7.Address for Notices to Landlord:
BMR-Pacific Research Center LP
4570 Executive Drive, Suite 400
San Diego, California 92121
Attn: Legal Department
Email: legalreview@biomedrealty.com
2.8.Address for Notices to Tenant:
Prior to Term Commencement Date:
                        Ardelyx, Inc.
                        34175 Ardenwood Blvd.
                        Fremont, California 94555
                        Attn: Director of Facilities

                        With a copy to:
                        Ardelyx, Inc.
                        34175 Ardenwood Blvd.
                        Fremont, California 94555
                        Attn: General Counsel
                        After Term Commencement Date:
                        Ardelyx, Inc.
                        7999 Gateway Blvd.
                        Newark, California 94560
                        Attn: Director of Facilities

                        With a copy to:
                        Ardelyx, Inc.
                        7999 Gateway Blvd.
                        Newark, California 94560
                        Attn: General Counsel
2.9.The following Exhibits are attached hereto and incorporated herein by reference:
Exhibit A    Premises
Exhibit B    Tenant Improvement Specifications
Exhibit B-1    Tenant Work Insurance Schedule
Exhibit C    Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit D    [Intentionally omitted]
Exhibit E    Rules and Regulations
Exhibit F    Form of Estoppel Certificate

3.Term. The term of the leasehold granted by this Lease (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the Term Commencement Date (as defined in Article 4) and end on the date (the “Term Expiration Date”) that is the last day of the calendar month which is thirty-nine (39) months after the Term Commencement Date (provided, that, if the Term Commencement Date occurs on the first day of the month, the Term Expiration Date will be the day immediately prior to the date which is thirty-nine (39) months after the Term Commencement Date), subject to extension or earlier termination of this Lease as provided herein. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1933 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.
1.Possession and Commencement Date.
3.6.Tenant Improvements. Landlord shall use commercially reasonable efforts to tender possession of the Premises to Tenant on or before the Estimated Term Commencement Date, with the work (the “Tenant Improvements”) required of Landlord described on Exhibit B attached hereto (the “Tenant Improvement Specifications”) Substantially Complete (as defined below). Tenant agrees that in the event such work is not Substantially Complete on or before the Estimated Term Commencement Date for any reason, then (a) this Lease shall not be void or voidable, and (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. The term “Substantially Complete” or “Substantial Completion” means that (y) the Tenant Improvements are substantially complete in accordance with the Tenant Improvement Specifications, except for punch list items, which will be conclusively established by delivery of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, and (z) the Premises may be legally occupied pursuant to a temporary certificate of occupancy or its substantial equivalent (such as sign-off on the building permit by the Governmental Authority that issued such permit), to the extent required by Applicable Laws for occupancy of the Premises. Notwithstanding anything in this Lease to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined below).
3.7.Term Commencement Date. The “Term Commencement Date” shall be the date that Landlord tenders possession of the Premises to Tenant with the Tenant Improvements Substantially Complete. Within ten (10) business days after Landlord’s written request, Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain any governmental licensing or similar governmental approval of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.
3.8.Early Access. Landlord shall coordinate with Tenant to permit Tenant to enter upon the Premises prior to the Term Commencement Date (at times designated by Landlord in Landlord’s reasonable discretion) for the purpose of installing cabling and improvements and for the placement of personal property. Prior to any such entry, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease; provided, however, that Tenant’s obligations with respect to Base Rent, Operating Expenses and the Property Management Fee (as such terms are defined below) shall not commence until the Term Commencement Date. If the Term Commencement Date is delayed due to such early access, then Landlord shall provide Tenant with written notice of the same and such delay shall be deemed a Tenant Delay (as defined below).

3.9.Tenant Improvement Costs. Landlord shall cause the Tenant Improvements to be constructed in the Premises pursuant to the Tenant Improvement Specifications at Landlord’s sole cost and expense (subject to the terms, conditions and provisions of this Article 4). All costs incurred by Landlord in connection with the Tenant Improvements, including (without limitation) costs of (a) construction, (b) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, (c) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (d) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (e) costs and expenses for labor, material, equipment and fixtures, shall be referred to in this Lease as the “Tenant Improvement Costs.” In the event that Tenant fails to comply with any of its obligations under this Lease and such failure causes Landlord to incur additional Tenant Improvement Costs, Tenant shall pay to Landlord as Additional Rent (as defined below) the amount of any such additional costs within thirty (30) days of receiving an invoice from Landlord. The Tenant Improvements will be constructed using Building standard materials and finishes as determined by Landlord.
3.10.Landlord Changes. Landlord shall have the right to make changes to the Tenant Improvement Specifications if such changes are (a) required as a result of Applicable Laws or any requirements of Governmental Authorities, (b) to address unanticipated field conditions encountered in the course of construction, or (c) to address supply chain interruptions or inability to procure certain materials or supplies. If any changes are made by Landlord to the Tenant Improvement Specifications, Landlord will provide Tenant with written notice of such changes and such changes will be incorporated into the Tenant Improvements, at Landlord’s sole cost and expense, and the Tenant Improvement Specifications shall automatically be deemed to be modified to incorporate such changes. Tenant shall not be permitted to make changes to the Tenant Improvement Specifications, except as otherwise expressly permitted under Section 4.7 below.
3.11.[Intentionally omitted].
3.12.Tenant Changes. Any changes to the Tenant Improvement Specifications requested by Tenant (each, a “Tenant Change”) shall be requested and instituted in accordance with the terms, conditions and provisions of this Section 4.7, and shall be subject to the written approval of Landlord as provided in this Section 4.7.
4.7.1    Tenant Change Request. Tenant may request Tenant Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form or such other form as reasonably required by Landlord (any such request, a “Tenant Change Request”), which Tenant Change Request shall detail the nature and extent of any requested Tenant Changes.
4.7.2    Landlord Approval Rights. All Tenant Change Requests shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed (provided, however, in the event any Tenant Change would, in Landlord’s reasonable judgment, materially delay Substantial Completion, Landlord may withhold its approval with respect thereto in its sole and absolute discretion). Landlord shall have ten (10) business days after receipt of a Tenant Change Request to notify Tenant in writing of Landlord’s approval or rejection of the Tenant Change and any rejection shall state the reasons therefor in reasonable detail. If Landlord fails to respond within such ten (10) business day period, Tenant may send a reminder notice to Landlord with the following in bold capitalized letters at the top of the first page thereof: “THIS IS A TIME SENSITIVE NOTICE. IF LANDLORD DOES NOT APPROVE OR DISAPPROVE OF THE TENANT CHANGE REQUEST DESCRIBED HEREIN WITHIN FIVE (5) BUSINESS DAYS, LANDLORD SHALL BE DEEMED TO HAVE APPROVED SUCH TENANT CHANGE REQUEST”, and if Landlord does not notify Tenant in writing whether Landlord approves or rejects (stating in reasonable detail the reason for such rejection) the applicable Tenant Change Request within five (5) business days after Landlord’s receipt of such reminder notice, Landlord shall be deemed to have approved the applicable Tenant Change Request.
4.7.3    Tenant Responsibility for Costs. Notwithstanding anything to the contrary in this Lease, Tenant shall be solely responsible for all costs and expenses related to, or arising from, any Tenant Change Request and/or Tenant Change, including (without limitation) (a) all increases in Tenant Improvement Costs related to, or arising from, any Tenant Change Request and/or Tenant Change, (b) all third-party, out-of-pocket project management costs incurred by Landlord in connection with any Tenant Change Request and/or Tenant Change, and (c) all reasonable out-of-pocket costs and expenses incurred in evaluating any Tenant Change Request (whether or not such requested Tenant Change is implemented). In the event that Landlord approves of a Tenant Change Request, Landlord shall deliver to Tenant a written estimate of the costs payable by Tenant in connection therewith pursuant to this Section. Tenant shall, within five (5) business days of receiving such estimate, pay to Landlord the total amount of such estimated costs. Upon completion of the Tenant Change, Landlord will perform a reconciliation of the actual costs payable by Tenant in connection with such Tenant Change and, in the event of any difference between the estimated cost and the actual cost, Tenant will pay to Landlord any shortfall or Landlord will refund any overpayment back to Tenant (as applicable), within five (5) business days after Landlord’s reconciliation is provided in writing to Tenant. Tenant acknowledges and agrees that any cost estimate provided to Tenant by Landlord in connection with a Tenant Change Request and/or any Tenant Change is an estimate only, and shall not in any way limit Tenant’s responsibility for the actual costs of such Tenant Change Request and/or Tenant Change.
4.7.4    Tenant Responsibility for Delays. Notwithstanding anything to the contrary in this Lease, any delay in Substantial Completion arising from any Tenant Change Request and/or Tenant Change shall be deemed a Tenant Delay (as defined below). Landlord will not be required to stop construction or alter the construction schedule in order to process or assess a Tenant Change Request, and Landlord will not have any liability for continuing its work while such Tenant Change Request is pending (including, without limitation, any increased cost or increased delay attributable to Landlord’s continuing work while such Tenant Change Request is pending). Tenant acknowledges and agrees that any schedule estimate provided to Tenant by Landlord in connection with a Tenant Change Request and/or any Tenant Change is an estimate only, and shall not in any way limit Tenant’s responsibility for Tenant Delays arising from any Tenant Change Request and/or Tenant Change.
4.7.5    Tenant Improvement Specifications. The Tenant Improvement Specifications shall be automatically updated to include any Tenant Changes approved by Landlord in accordance with this Section 4.7.
3.13.Tenant Delay. Notwithstanding anything to the contrary in this Lease, if Substantial Completion is delayed due to a Tenant Delay (as defined below), then the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such Tenant Delay. For purposes of this Lease, a “Tenant Delay” shall mean any delay in Substantial Completion arising from the acts or omissions of Tenant or any Tenant Party (as defined below), including (without limitation) any such delay arising from (a) a Tenant Change, or (b) a Tenant Change Request. Tenant acknowledges and agrees that Tenant Delays shall include additional delays that would not have occurred but for such Tenant Delay, including (without limitation) the occurrence of any delay due to Force Majeure (as defined below) that would not have affected Substantial Completion had there been no Tenant Delay.
4.9    Applicable Laws. Landlord shall construct the Tenant Improvements in compliance with all Applicable Laws (including, without limitation, the ADA (as defined below)) in effect as of the Term Commencement Date; provided, that, notwithstanding the foregoing, Landlord shall not be required to make changes to the Tenant Improvements to comply with Applicable Laws (including, without limitation, the ADA) which first come into effect after the date that the initial building permit for the Tenant Improvements is issued, if such changes are not required in order to obtain a temporary certificate of occupancy (or its substantial equivalent) for the Premises.
4.Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the Term Commencement Date subject to Landlord’s obligation to complete “punch-list” items and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except for performance of the Tenant Improvements. Landlord shall deliver the Premises to Tenant with the mechanical, electrical, lighting, heating, air conditioning and plumbing systems and equipment serving the Premises (collectively, the “Delivery Items”) in good working order, condition and repair (such obligation, “Landlord’s Delivery Obligation”). Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Tenant Improvements are Substantially Complete, the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair, and Landlord’s Delivery Obligation was satisfied; provided that, if Landlord fails to satisfy Landlord’s Delivery Obligation (a “Delivery Shortfall”), then Tenant may, as its sole and exclusive remedy, deliver notice of such failure to Landlord detailing the nature of such failure (a “Shortfall Notice”); provided, further, that any Shortfall Notice must be received by Landlord no later than the date (the “Shortfall Notice Deadline”) that is sixty (60) days after the Term Commencement Date. In the event that Landlord receives a Shortfall Notice on or before the Shortfall Notice Deadline, Landlord shall, at Landlord’s expense, promptly remedy the Delivery Shortfall. Notwithstanding anything to the contrary in this Lease, Landlord shall not have any obligations or liabilities in connection with (x) a failure to satisfy Landlord’s Delivery Obligation except to the extent such failure is identified by Tenant in a Shortfall Notice delivered to Landlord on or before the Shortfall Notice Deadline, or (y) any failure of the Delivery Items to be in good working order, condition or repair due to any event, circumstance or other factor arising or occurring after the Term Commencement Date (including, without limitation, (i) any act or omission of Tenant, Tenant’s contractors or subcontractors, or any of their respective employees, agents or invitees, or (ii) Tenant’s failure to properly repair or maintain the Premises as required by this Lease), and no Delivery Shortfall shall be deemed to have occurred as a result thereof.
5.Rentable Area.
1.1.The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s consultant, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s consultant to reflect changes to the Premises, the Building or the Project, as applicable.
5.1. The Rentable Area of the Project is the total Rentable Area of all buildings within the Project.
5.2.Review of allocations of Rentable Areas as between tenants of the Building and the Project shall be made as frequently as Landlord deems appropriate, including in order to facilitate an equitable apportionment of Operating Expenses (as defined below). If such review is by a qualified consultant and allocations are certified by such qualified consultant as being correct, then Tenant shall be bound by such certifications.
6.Rent.
1.1.Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Term Commencement Date, the sums set forth in Section 2.3, subject to the rental adjustments provided in

Article 8 hereof. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof, each in advance on the first day of each and every calendar month during the Term.
6.1.In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Adjusted Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after receipt of written notice and the lapse of any applicable cure periods.
6.2.Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America to the address set forth in Section 2.7 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.
6.3.Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant’s use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence; and, except as otherwise expressly provided in this Lease, Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.
7.Rent Adjustments; Free Rent Period.
1.1.Base Rent shall be subject to an annual upward adjustment of three point five percent (3.5%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect.
7.1.Notwithstanding anything to the contrary contained in this Lease, and so long as no Default (as defined below) by Tenant has occurred, Tenant shall not be required to pay Base Rent for the first (1st) three (3) months of the Term (such period, the “Free Rent Period”); provided, however, that the total amount of Base Rent abated during the Free Rent Period shall not exceed One Hundred Forty-One Thousand Eight Hundred Sixty-Three and 40/100 Dollars ($141,863.40) (the “Free Rent Cap”). During the Free Rent Period, Tenant shall continue to be responsible for the payment of all of Tenant’s other Rent obligations under this Lease, including all Additional Rent such as Operating Expenses, the Property Management Fee, and costs of utilities for the Premises. Upon the occurrence of any Default, the Free Rent Period shall automatically become void and of no force or effect, and Tenant shall no longer be entitled to any abatement of Base Rent pursuant to this Section. In the event of any Default that results in termination of this Lease, then, as part of the recovery to which Landlord is entitled pursuant to this Lease, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to this Lease (including Article 31), at law or in equity, Landlord shall be entitled to the immediate recovery of the amount of Base Rent that Tenant would have paid had the Free Rent Period not been in effect.

8.Operating Expenses.
1.1.As used herein, the term “Operating Expenses” shall include:
(a)Government impositions, including real and personal property taxes (including amounts due under any improvement bond), upon the Building, the Property or the Project, or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental or regulatory authority, agency, committee or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Property or the Project; taxes based on the square footage or energy usage of the Premises, the Building or the Project, as well as any charges, utilities surcharges or impositions under Green Laws (as defined below), compliance credits, or any other costs levied, assessed or imposed by, or at the direction of, any Governmental Authority, or arising from Applicable Laws or interpretations thereof, in connection with the use or occupancy of the Project or the parking facilities and amenities facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office or laboratory building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof; and
(b)All other costs of any kind paid or incurred in connection with the operation or maintenance of the Project, which shall include costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Area; sewer fees; cable television; waste management; cleaning, including windows; heating, ventilation and air-conditioning (“HVAC”); electrical, plumbing, fire protection and life-safety systems; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof, walls, windows and doors; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of systems and equipment serving the Project; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping supplies, and other customary and ordinary items of personal property provided by Landlord or an affiliate of Landlord for use in Common Area or in the management or engineering office; management and engineering office rent or rental value for a commercially reasonable amount of space, plus customary expenses for such office; capital expenditures; costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws); costs to keep the Project in compliance with, or costs or fees otherwise required under or incurred pursuant to any CC&Rs (as defined below), including condominium fees and assessments; insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; costs and expenses paid or incurred in connection with any Amenities Services or Amenities Facilities (as such terms are defined below) provided to or serving the Project, including costs and expenses for maintenance, repairs and operations thereof; any amounts or subsidies paid to Amenities operators; fair market rent for the portion of any Amenities Facilities used in providing Amenities Services; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow truck drivers, handymen, and engineering/maintenance/facilities personnel; information technology management; and costs of maintaining, managing, reporting, commissioning and re-commissioning the Project or any part thereof to conform with Green Requirements and Green Laws (each as defined below) or applying for certifications under any Green Requirements. “Green Requirements” mean, collectively, the U.S. Environmental Protection Agency’s Energy Star ® rating system and/or Design to Earn Energy Star 71, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings standards, the U.S. Green Building Council’s Leadership in Energy and Environmental Design rating system, or any similar program or rating system of any successor to any of the foregoing entities or of any Governmental Authority, whether voluntary or mandatory, that relate to sustainability issues, energy efficiency or other comparable goals or to conform with any building health and wellness standards such as WELL or Fitwel. “Green Capital Expenditures” mean, collectively, costs of alterations, installations, improvements, replacements, repairs and equipment incurred in connection with Green Requirements or made to contribute to the slowing of climate change, the reduction of the Building’s or the Property’s carbon footprint or the saving of energy, water, or any other resource consumed in the Building and/or the Property or to comply with any Applicable Laws related to any of the foregoing or to sustainability or resiliency (collectively, “Green Laws”). To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, as reasonably determined by Landlord, Tenant shall pay for the cost of such excess usage in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Adjusted Share”).
(c)Notwithstanding the foregoing, Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds, warranties or other third parties; interest upon loans secured by a loan agreement, mortgage, deed of trust, security instrument or other loan document covering the Project or a portion thereof (collectively, “Loan Documents”) (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); salaries of executive officers of Landlord or its affiliates; depreciation claimed for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Subsection 9.1(b)); costs expressly excluded from Operating Expenses elsewhere in this Lease or that are charged to or paid by Tenant under other provisions of this Lease; professional fees and disbursements and other costs and expenses related to the ownership (as opposed to the use, occupancy, operation, maintenance or repair) of the Project; costs incurred for the benefit of a single tenant (other than Tenant); penalties and/or fines incurred due to Landlord’s willful violation of a law or ordinance; repairs necessitated by the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents, or contractors; charitable or political contributions; Landlord’s costs of any services provided to tenants or other occupants for which Landlord is actually reimbursed by such tenants or other occupants (other than reimbursement through Operating Expenses) as an additional charge or rental over and above the basic rent (and escalations thereof) payable under the lease with such tenant or other occupant; costs in connection with services that are provided to another tenant or occupant of the Project, but are not offered to Tenant; penalties and/or fines incurred by Landlord due to Landlord’s default of this Lease or any other lease, mortgage, or other agreement, in each case affecting the Project; payments to subsidiaries or affiliates of Landlord, or to any other party, in each case as a result of a non-arm's length transaction, for management or other services for the Project, or for supplies or other materials for the Project, to the extent that such payments exceed arm’s length competitive prices in the market where the Premises are located for the services, supplies or materials provided; costs or expenses incurred in connection with the financing or sale of the Project or any portion thereof (provided, however, that any increase in property taxes arising from the sale or refinance of the Project or any portion thereof shall not be excluded from Operating Expenses, but rather shall be expressly included in Operating Expenses); costs of environmental testing, monitoring, removal or remediation of any Hazardous Materials in the Project that are in existence in the Project and in violation of Applicable Laws as of the Execution Date, except to the extent brought onto the Project by Tenant or any Tenant Party (as defined below); the costs of acquiring investment-grade art; fines, penalties and/or interest imposed in connection with the Landlord’s failure to pay any tax when due; and any item that, if included in Operating Expenses, would involve a double collection for such item.
8.1.Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below), and (b) Landlord’s estimate of Tenant’s Adjusted Share of Operating Expenses with respect to the Building, the Property and the Project, as applicable, for such month.
(w)The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any Free Rent Period, any extensions of the Term, or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof. During any Free Rent Period, the Property Management Fee shall be calculated as if Tenant were paying Base Rent in the full amount required pursuant to this Lease had the Free Rent Period not been in effect.
(x)Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses, Tenant’s Adjusted Share of Operating Expenses, and the cost of providing utilities to the Premises for the previous calendar year (“Landlord’s Statement”). Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after receipt of an invoice therefor. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Adjusted Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany Landlord’s Statement with payment for the amount of such difference.
(y)Any amount due under this Section for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.
8.2. For clarity, Operating Expenses for the Project may include an equitable allocation of the cost of services being provided to, or equipment being used by, multiple buildings, properties or projects owned by Landlord and its affiliates. Landlord may create cost pools for costs that pertain to certain portion of the Property or Project and shall allocate costs in a reasonable, non-discriminatory manner, and such allocation shall be binding on Tenant.
8.3.Operating Expenses for any partial calendar year shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.
8.4. In the event that the Building, the Property or the Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy to equal Landlord’s reasonable estimate of what such Operating Expenses would have been if occupancy had been ninety-five percent (95%) during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.
9.Taxes on Tenant’s Property.
1.1.Tenant shall be solely responsible for the payment of any and all taxes levied upon (a) personal property and trade fixtures located at the Premises and (b) any gross or net receipts of or sales by Tenant, and shall pay the same prior to delinquency.
9.1.If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord. Notwithstanding anything to the contrary in this Lease, if the assessed valuation of the Building, the Property or the Project is increased as a result of Alterations or Tenant Improvements performed by or on behalf of Tenant, Landlord may require that Tenant reimburse Landlord for any supplemental tax bill resulting from such increased valuation, and Tenant will reimburse Landlord for the amount of such supplemental tax bill, as Additional Rent, within thirty (30) days after invoicing.
9.2.If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the applicable governmental assessor’s office are available and sufficiently detailed to serve as a basis for determining whether such Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.
10.Letter of Credit.
11.1    On or before the Execution Date, Tenant shall deliver to Landlord a letter of credit satisfying the conditions of this Article 11 (the “Letter of Credit”).
(a)    Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is ninety (90) days after the expiration or earlier termination of this Lease, an unconditional, irrevocable Letter of Credit issued by an Eligible Bank (as defined below) or another issuer reasonably satisfactory to Landlord, in the amount set forth in Section 2.5, with an initial term of at least one year. Such Letter of Credit shall (i) list Landlord as the beneficiary, (ii) permit partial drawings and multiple drawings (and shall survive any partial drawings), (iii) be payable upon the presentation (which may be by facsimile or overnight courier) of the beneficiary’s signed and dated written demand (without any requirement that the beneficiary certify any default by Tenant under this Lease), (iv) provide that funds drawn under the Letter of Credit shall be paid by wire transfer not more than three (3) banking days after receipt of the beneficiary’s written demand, (v) be transferable without conditions (including any representations or warranties required of Landlord), (vi) provide that the applicant (rather than the beneficiary) shall be liable for any fees payable to the issuer upon any transfer of the Letter of Credit, and the issuer’s obligation to transfer the Letter of Credit shall not be conditioned upon the payment of such transfer fees, (vii) provide that the Letter of Credit shall be automatically extended for additional (1) year periods (up through but not beyond the date that is sixty (60) days after the then-current Term Expiration Date), unless the issuer notifies Landlord and Tenant in writing at least ninety (90) days prior to the then-current expiration date that the issuer elects not automatically extend the Letter of Credit, and (viii) otherwise be acceptable to Landlord in its reasonable discretion. “Eligible Bank” shall mean an issuer that is reasonably satisfactory to Landlord that is a commercial or savings bank organized under the laws of the United States or any state thereof or the District of Columbia having total assets in excess of $1,000,000,000.00 which shall be a financial institution having a rating of not less than BBB or its equivalent by Standard and Poor’s Corporation and subject to a Thompson Watch Rating of C or better.
(b)    Landlord may (x) require the Letter of Credit to be re-issued, or (y) draw on the Letter of Credit in whole or in part and require a replacement Letter of Credit, in each case by a different issuer meeting the requirements of this Article 11, at any time during the Term if (i) Landlord reasonably believes that the issuing bank of the Letter of Credit is or may soon become insolvent or placed into Federal Deposit Insurance Corporation (“FDIC”) receivership, (ii) any issuer of the Letter of Credit shall become insolvent or placed into FDIC receivership, (iii) the issuer of the Letter of Credit ceases to be an Eligible Bank, (iv) the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, (v) the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by Applicable Laws, or (vi) Landlord determines that the financial condition of the issuer is such that Landlord’s ability to draw upon the Letter of Credit is, or in the future may be, impaired restricted, refused or otherwise affected or there is any Letter of Credit adverse change in financial position of the issuing bank (any event described in clauses (i) - (vi) of this sentence, an “Issuer Event”). Tenant shall provide the replacement Letter of Credit required pursuant to the immediately preceding sentence within thirty (30) days following Landlord’s request, and upon receipt of the replacement Letter of Credit Landlord shall promptly return the existing Letter of Credit to the existing issuer. As used herein with respect to the issuer of the Letter of Credit, “insolvent” means the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks).
(c)    If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then (i) Landlord shall with reasonable diligence complete any necessary calculations, (ii) Tenant shall extend the expiry date of such Letter of Credit from time to time as Landlord reasonably requires and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the Letter of Credit. Tenant shall reimburse Landlord’s legal costs in handling Landlord’s acceptance of Letter of Credit or its replacement or extension.
(d)    Landlord may draw upon the Letter of Credit, in whole or in part, if (i) an uncured Default (as defined below) exists, (ii) Tenant delivers a written request to Landlord requesting that Landlord do so, (iii) upon receipt of a notice of non-renewal or cancellation of the Letter of Credit from the issuer, (iv) as of the date that is forty-five (45) days before any Letter of Credit expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such Letter of Credit, reasonably satisfactory to Landlord, meeting the requirements of this Article 11, (v) the Letter of Credit provides for automatic renewals, Landlord asks the issuer to confirm the current Letter of Credit expiry date, and the issuer fails to do so within ten (10) business days, (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the Letter of Credit, or (v) the issuer of the Letter of Credit ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the Letter of Credit (and fails to permit drawing upon the Letter of Credit by overnight courier or electronically by facsimile or other method acceptable to Landlord). This Section does not limit any other provisions of this Lease allowing Landlord to draw the Letter of Credit under specified circumstances. Tenant agrees that notwithstanding any provision of this Lease to the contrary, its failure to furnish Landlord with the required Letter of Credit, or a replacement or substitute therefor, when required pursuant to the terms of this Lease shall, at Landlord’s election, be a Default. During any period where Landlord is holding any amounts drawn on the Letter of Credit hereunder (exclusive of any amount applied to cure a Default, if applicable), Landlord shall hold such amounts in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for such amounts, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on such amounts and shall not be required to credit Tenant with any interest.
(e)    Upon the occurrence of a Default, in addition to any other rights or remedies available to Landlord under this Lease, or in the event that Landlord is otherwise entitled to draw on the Letter of Credit in accordance with the provisions of this Article 11, Landlord shall have the right to present the Letter of Credit for payment by the issuing bank and the proceeds thereof shall be due and payable to Landlord in accordance with the terms hereof and the Letter of Credit. Tenant agrees that Landlord may, without waiving any of Landlord's other rights and remedies under this Lease upon the occurrence of any Default, apply the proceeds of the Letter of Credit to remedy any failure by Tenant to perform any of the terms, covenants or conditions to be performed by Tenant under this Lease and to compensate Landlord for any damages incurred as a result of any such Default. If Landlord uses any portion of the proceeds of the Letter of Credit to cure any Default by Tenant hereunder or is otherwise entitled to draw on the Letter of Credit, Tenant shall forthwith replenish the Letter of Credit to the original amount within ten (10) business days following written notice from Landlord in the manner directed by Landlord in such notice (which may be in the form of a new or amended Letter of Credit meeting the requirements of this Article 11). If Tenant fails to restore the full amount of the Letter of Credit within such ten (10)-business day period, then the amount of such deficiency shall be subject to the charges applicable to late payments of Rent.
(f)    Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under the Letter of Credit. In the event of a wrongful draw, as Tenant’s sole remedy at law or equity, the parties shall cooperate to allow Tenant to post replacement Letter of Credit simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the Letter of Credit that Landlord’s draw was erroneous.
(g)    If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within ten (10) business days after receiving a request from Landlord, cooperate with Landlord as is reasonably required to obtain (and, if the issuer requires, Landlord shall consent to) an amendment to the Letter of Credit naming Landlord’s grantee as substitute beneficiary or other acknowledgement that such transfer has occurred in compliance with the Letter of Credit. If the required amount of the Letter of Credit changes while the Letter of Credit is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the Letter of Credit.
(h)    Upon Landlord’s request from time to time, Tenant, at its expense, shall cause the issuing bank of the Letter of Credit to provide Landlord's Lender with a written acknowledgment that evidences its consent to Landlord's collateral assignment of the proceeds of the Letter of Credit and acknowledgment of the security interest of such Lender therein within ten (10) business days following the request of Landlord or Landlord's mortgagee therefor.

11.Use.
1.1.Tenant shall use the Premises for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose. Tenant shall be prohibited from using the Premises or any portion of the Property for the sale, distribution or production of marijuana.
11.1.Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy (or its substantial equivalent) issued for the Building or the Project, and shall, upon five (5) business days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed in writing by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall not submit any applications for a change of use of the Premises or any other zoning changes affecting the Property to a Government Authority without Landlord’s prior approval. Tenant shall take such further actions and execute such further documents in connection with this Lease as are necessary to comply with Applicable Laws relating to privacy, personal information and data security, including the California Consumer Privacy Act. Tenant acknowledges that Landlord may, if permitted by Applicable Laws, collect certain personal information (e.g., names, email addresses and contact information) of Tenant’s and its affiliates’ employees (and, if applicable, subcontractors and consultants), and use such information in connection with performing Landlord’s duties and obligations, and exercising its rights under this Lease. Tenant shall not retain, use or disclose any personal information received from Landlord pursuant to this Lease for any purpose other than to perform its duties and obligations, and exercise its rights under this Lease or as required by Applicable Law. In the event of a conflict between this Section and Article 38, this Section shall govern. Tenant shall comply with any written direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof, and Tenant shall indemnify, defend (at the option of and with counsel reasonably acceptable to the indemnified party(ies)), save, reimburse and hold harmless (collectively, “Indemnify,” “Indemnity” or “Indemnification,” as the case may require) Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee, ground lessor or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature that arise before, during or after the Term as a result of Tenant’s breach of this Section. For the avoidance of doubt, “Lenders” shall also include historic tax credit investors and new market tax credit investors.
11.2.Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.
11.3.No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building, which in either case is visible from outside the Premises, without Landlord’s prior written consent. Tenant shall be entitled, at Tenant’s sole cost and expense, to (i) interior Signage on entry doors to the Premises and (ii) identification of Tenant’s name and location on the directory tablet. Signage shall conform to Landlord’s design criteria established from time to time, which Landlord shall provide to Tenant upon request. For any approved Signage, Tenant shall, at

Tenant’s own cost and expense, (a) acquire all permits (to the extent required) for such Signage in compliance with Applicable Laws and any CC&Rs and (b) design, fabricate, install and maintain such Signage in a first-class condition. The Signage rights herein shall not extend to any subtenants. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of Tenant’s Signage and any repair and restoration of the Building required by such removal. At Landlord’s option, Landlord may elect to perform the installation or removal of any Tenant Signage in accordance with this Section, and Tenant shall pay all costs associated therewith within thirty (30) days after demand therefor.
12.4.1    Subject to all of the terms, conditions and provisions of this Section 12.4, Tenant shall be entitled to install, at its sole cost and expense, a strip on the Building's freestanding identification sign ("ID Signage"). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the ID Signage (collectively, the "Signage Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, the ID Signage and all Signage Specifications therefore shall be subject to Tenant's receipt of all required governmental permits and approvals, and shall be subject to all Applicable Laws and any CC&Rs. In the event Tenant does not receive the necessary permits and approvals for the ID Signage, Tenant's and Landlord's rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the ID Signage, as well as all costs of design and construction of such ID Signage and all other costs associated with such ID Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. Should the ID Signage require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, cause the ID Signage to be removed from the Building's freestanding identification sign and shall cause the Building’s freestanding identification sign to be restored to the condition existing prior to the placement of such ID Signage. If Tenant fails to remove such ID Signage and to restore the Building’s freestanding identification sign as provided in the immediately preceding sentence on or before the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) Business Days after Tenant's receipt of invoice therefore. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. The rights to the ID Signage shall be personal to the originally named Tenant and may not be transferred except in connection with an assignment of the Lease pursuant to an Exempt Transfer (as defined in Section 29.1). Should the name of the original Tenant change, then the ID Signage may be modified at Tenant's sole cost and expense to reflect the new name, but only if the new name does not (i) relate to an entity that is of a character, reputation, or associated with a political orientation or a faction, that is inconsistent with the quality of the Building or would otherwise reasonably offend an institutional landlord of a project comparable to the Project, taking into consideration the level and visibility of such signage or (ii) cause Landlord to be in default under any lease or license with another tenant of the Project.
11.4.Tenant may only place equipment within the Premises with floor loading consistent with the Building’s structural design. Tenant may place such equipment only in a location designed to carry the weight of such equipment.

11.5.Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Area or other offices in the Project.
11.6.Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment. Notwithstanding any other provision herein to the contrary (but subject to Landlord’s obligation under Section 4.9 above), Tenant shall be responsible for all liabilities, costs and expenses arising from or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall Indemnify the Landlord Indemnitees from and against any Claims arising from any such failure of the Premises to comply with the ADA. The Premises have not undergone inspection by a Certified Access Specialist (“CASp,” as defined in California Civil Code Section 55.52). Even if not required by California law, the Premises may be inspected by a CASp to determine whether the Premises comply with the ADA, and Landlord may not prohibit a CASp performing such an inspection. If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp. A Certified Access Specialist can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under State law. Although State law does not require a Certified Access Specialist inspection of the Premises, Landlord may not prohibit Tenant from obtaining a Certified Access Specialist inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall agree on the arrangements for the time and manner of the Certified Access Specialist inspection, the payment of the fee for the Certified Access Specialist inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
12.Rules and Regulations, CC&Rs, Parking Facilities and Common Area.
1.1.Tenant shall have the non-exclusive right, in common with others, to use the Common Area in conjunction with Tenant’s use of the Premises for the Permitted Use, and such use of the Common Area and Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord and governing the Property and/or Project as of the Execution Date (which are attached hereto as Exhibit E), as may be amended from time to time, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion, including rules and regulations governing any construction activities at the Project (collectively, the “Rules and Regulations”). Tenant shall and shall ensure that its contractors, subcontractors, employees, subtenants and invitees faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations. Notwithstanding anything to the contrary in this Section, in the event of a conflict or inconsistency between the Rules and Regulations and this Lease, this Lease shall control. During the Term, Tenant shall, subject to Force Majeure, casualty and all of the other terms, conditions and provisions of this Lease, have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

12.1.This Lease is subject to any recorded covenants, conditions or restrictions and reciprocal easement agreements with respect to the Project or Property, including any applicable transportation demand management plan or similar document for the Project (the “TDMP”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “CC&Rs”). Tenant shall, at its sole cost and expense, comply with provisions of the CC&Rs that are applicable to tenants of the Project. If the Project is subject to a TDMP, then Landlord shall provide a copy of the TDMP to Tenant upon request. Tenant acknowledges that Tenant, at its sole cost and expense, shall comply with the tenant requirements in the TDMP, including the requirements set forth in the “Alternative Work Programs,” “Public Transportation Incentives,” “Ridesharing Programs” and “Provisions of Bicycle and Pedestrian Amenities” sections thereof. Tenant, at its sole cost and expense, shall also comply with the reporting requirements set forth in the TDMP at Landlord’s request. Any costs incurred by Landlord in connection with the TDMP shall constitute an Operating Expense.
12.2.Notwithstanding anything in this Lease to the contrary, Tenant may not install any security systems (including cameras) inside or outside the Premises that record sounds or images outside the Premises (collectively, “Exterior Security Cameras”) without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion; provided, however, that Landlord will not unreasonably withhold consent to the installation of Exterior Security Cameras which (a) are mounted inside of the Premises, and (b) monitor the immediate area outside of the front entry door to the Premises only; provided, further, that (v) any such Exterior Security Cameras shall comply with all Applicable Laws (including all surveillance notification procedures required thereby), (w) the cost of any repair, maintenance and replacement of any such Exterior Security Cameras shall be Tenant’s sole responsibility, (x) upon Landlord’s request, Landlord shall have the right to view and obtain a copy of any footage recorded by any such Exterior Security Cameras, (y) the installation and use of any such Exterior Security Cameras shall be subject to all applicable provisions of this Lease (including, without limitation, Section 13.4 and Article 17) and (z) Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims arising directly or indirectly out of, or in any way related to (i) any such Exterior Security Cameras, (ii) Tenant’s use, misuse or nonuse of any such Exterior Security Cameras, or (iii) any footage recorded or not recorded by any such Exterior Security Cameras.
12.3.Tenant may, at Tenant’s sole cost and expense as an Alteration (as defined below), install its own security system and Schlage key system in the Premises (such systems, including any approved Exterior Security Cameras, the “Tenant Security System”); provided, however, that (a) Tenant’s installation of the Tenant Security System shall be subject to all of the terms, conditions and provisions of this Lease governing Alterations (including, without limitation, Article 17), and (b) Tenant shall coordinate the installation and operation of the Tenant Security System with Landlord to assure that the Tenant Security System is compatible with, and does not interfere with, (i) any Landlord security system or key system in place as of the Term Commencement Date (for which security system and key system Landlord makes no warranties of any kind whatsoever), and (ii) the Building’s systems and equipment. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for monitoring and operating the Tenant Security System. Landlord may require Tenant, at Tenant’s sole cost, to remove the Tenant Security System and restore the Building to its condition prior to the installation of the Tenant Security System upon the expiration or earlier termination of this Lease.
12.4.Tenant shall have a non-exclusive, irrevocable license to use Tenant’s Pro Rata Share of parking facilities serving the Project in common on an unreserved basis with other tenants of the Project during the Term at no additional cost. As of the Execution Date, Tenant’s Pro Rata Share of the parking facilities serving the Project is equal to three (3) parking spaces per one thousand (1,000) square feet of Rentable Area of the Premises.

12.5.Tenant agrees to cooperate with Landlord and other tenants in the use of the parking facilities and abide by the Rules and Regulations governing parking. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.
13.Project Control by Landlord.
1.1.Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Building and other buildings within the Project to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; construct, maintain and/or operate the Building, Property or Project in accordance with third-party accreditations, ratings, programs and/or certifications that relate to Green Requirements or Green Laws; and alter or relocate any other Common Area or facility, including private drives, lobbies, entrances and landscaping; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located. Tenant shall reasonably cooperate with Landlord’s efforts that relate to Green Requirements or Green Laws, at Landlord’s reasonable request and expense (provided, however, that any such expenses paid or incurred by Landlord shall be includable in Operating Expenses, subject to the terms, conditions and provisions of Article 9 above), including by providing reasonable, non-proprietary, non-confidential information as may be reasonably required in connection therewith.
13.1.Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.
13.2.Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that such documents shall not materially modify any rights or obligations of Tenant under this Lease.
13.3.Landlord reserves the right at all reasonable times and upon twenty-four (24) hours’ prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no time restrictions or notice requirements apply if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same, (b) supply any service Landlord is required to provide hereunder, (c) alter, improve or repair any portion of the Building for which access to the Premises is reasonably necessary, (d) post notices of nonresponsibility, (e) access telecommunications equipment, electrical substations, fire risers and similar equipment, and (f) show the Premises to (i) current and prospective purchasers, investors and lenders, (ii) prospective tenants during the last twelve (12) months of the Term, and (iii) future tenants of the Premises to inspect and measure the Premises in anticipation of their future occupancy during the last twelve (12) months of the Term. In connection with any such alteration, improvement or repair work as described in Subsection 14.4(c), Landlord may erect in the Premises or the Project scaffolding and other structures reasonably required for the work to be performed; provided, however, that all such activities described in clauses (a)-(f) shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.
14.Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.
15.Utilities and Services.
1.1Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Adjusted Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. Tenant shall maintain temperature and humidity in the Premises in accordance with ASHRAE standards at all times.
1.2Landlord may base its bills for utilities on reasonable estimates; provided that Landlord adjusts such billings as part of the next Landlord’s Statement (or more frequently, as determined by Landlord) to reflect the actual cost of providing utilities to the Premises. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, as reasonably determined by Landlord, then Tenant shall pay Landlord for Tenant’s Adjusted Share of such utilities to reflect such excess. In the event that the Building, the Property or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate utility usage that varies depending on occupancy to equal Landlord’s reasonable estimate of what such utility usage would have been if occupancy had been ninety-five percent (95%) during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities.
1.3Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by Force Majeure (as defined below) or, to the extent permitted by Applicable Laws, Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding the foregoing or anything to the contrary in this Lease, if, for more than seven (7) consecutive business days following written notice to Landlord and as a direct result of Landlord’s gross negligence or willful misconduct (and except to the extent that such failure arises from any other factor, including any action or inaction of a Tenant Party (as defined below)), the provision of HVAC or other utilities to all or a material portion of the Premises that Landlord must provide pursuant to this Lease is interrupted (a “Material Services Failure”), then Base Rent (or, to the extent that less than all of the Premises are affected, a proportionate amount (based on the Rentable Area of the Premises that is rendered unusable) of Base Rent) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that, if Landlord is diligently pursuing the restoration of such HVAC and other utilities and Landlord provides substitute HVAC and other utilities reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Use (e.g., supplying potable water or portable air conditioning equipment), then Base Rent shall not be abated. During any Material Services Failure, Tenant will cooperate with Landlord to arrange for the provision of any interrupted utility services on an interim basis via temporary measures until final corrective measures can be accomplished, and Tenant will permit Landlord the necessary access to the Premises to remedy such Material Service Failure. In the event of any interruption of HVAC or other utilities that Landlord must provide pursuant to this Lease, regardless of the cause, Landlord shall diligently pursue the restoration of such HVAC and other utilities. Notwithstanding anything in this Lease to the contrary, but subject to Article 24 (which shall govern in the event of a casualty), the provisions of this Section shall be Tenant’s sole recourse and remedy in the event of an interruption of HVAC or other utilities to the Premises.
1.4Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s written request, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.
1.5Tenant shall not, without Landlord’s prior written consent, use any device in the Premises or the Project that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises or the Project based upon Tenant’s Pro Rata Share less allocation for utilities required for non-exclusive Building or Project systems and equipment of the Building or Project (as applicable) beyond the existing capacity of the Building or the Project usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Pro Rata Share of the Building’s or Project’s (as applicable) capacity to provide such utilities or services.
15.6.If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s written consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.
15.7.Landlord may provide water in Common Area for lavatory, janitorial, drinking water and landscaping purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord reasonably determines that Tenant requires, uses or consumes water provided to the Common Area for any purpose other than ordinary lavatory purposes, Landlord may install a water meter (“Tenant Water Meter”) and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of any Tenant Water Meter and the installation and maintenance thereof during the Term. If Landlord installs a Tenant Water Meter, Tenant shall pay for water consumed, as shown on such meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes stated in this Section shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such.
15.8.Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems (any such stoppage, a “Service Stoppage”), when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure (as defined below) or, to the extent permitted by Applicable Laws, Landlord’s negligence. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure. Except in case of emergencies (in which event no notice shall be required), Landlord shall provide Tenant with forty-eight (48) hours’ notice prior to any planned Service Stoppage (which notice may be oral or by email to the office manager or other Tenant-designated individual at the Premises). In exercising its rights under this Section, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations.
15.9.For the Premises, Landlord shall (a) operate the HVAC systems used for typical office use only (“Base HVAC”) and (b) subject to Subsection 16.9(a), operate the HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises on business days during the hours of 8 A.M. to 5 P.M., subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services.
15.10.Tenant acknowledges that Landlord may be required or elect to compile and disclose certain information relating to utility or energy use at the Building or Project, including as necessary for Landlord to complete an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21) or otherwise to comply with Applicable Laws or Green Requirements. In addition, Tenant shall, at Tenant’s sole cost, comply with (and reasonably cooperate with Landlord’s efforts to comply with) any Green Laws or Green Requirements relating to energy or water efficiency, waste or transportation, green building certification, and carbon reduction and shall comply with tracking, recording, monitoring or disclosure requirements (including, without limitation to, any fines or penalties related to the failure to comply therewith) applicable to the Premises or imposed upon Landlord by any Governmental Authorities under Applicable Laws with respect to the Premises. Tenant acknowledges and agrees that any energy and utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants, Lenders, prospective purchasers or tenants and Governmental Authorities. Tenant will provide to Landlord reasonable evidence of Tenant’s compliance with the foregoing, including copies of all information provided to Governmental Authorities, within thirty (30) days after Landlord’s request. Tenant shall comply with Landlord’s request to submeter any utilities for the Premises. For utilities directly billed to Tenant, Tenant will provide all invoices and any internal utility data in Tenant’s possession within thirty (30) days after Landlord’s written request therefor. In addition, Tenant will authorize Landlord to obtain utility usage information directly from the utility provider using such provider’s standard forms. Landlord makes no representation or warranty relating to the energy or utility performance of the Premises, Building or Project or compliance with Applicable Laws or the accuracy or completeness of any reported information relating to utility or energy use at the Premises, Building or Project. Landlord shall have no liability whatsoever for any information collected, analyzed or disclosed pursuant to this Section, and Tenant expressly waives and releases the Landlord Indemnitees from any and all Claims arising out of Landlord’s activities in connection with or arising out of this Section. In locations where the Building is subject to penalties as a result of a greenhouse gas (GHG) emissions limit, if the Building is found in violation of the limit, Landlord may determine the portion of the penalties that are attributable to Tenant and Tenant shall pay for its portion of the penalty that has been levied on the Building as Additional Rent. Landlord shall have the burden to demonstrate to Tenant, the portion of the penalty attributable to Tenant. The portion may be determined using the collection of data from submeters to determine Tenant’s actual energy consumption and emissions, calculations based on the floor area of tenants’ respective leased spaces, number and frequency of occupants and/or visitors in a leased space, and/or Tenant’s operating hours within the building, a combination of both submetering and calculations, or other methods. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
16.Alterations.
1.1.Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, condition or delay; provided, however, that, in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, the roof, the foundation or slab, foundation or slab systems (including barriers and subslab systems) or the core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, then Landlord may withhold its approval in its sole and absolute discretion. Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In seeking Landlord’s approval, Tenant shall provide Landlord, at least sixty (60) days in advance of the desired commencement date of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request, provided that Tenant shall not commence any such Alterations that require Landlord’s consent unless and until Tenant has received the written approval of Landlord. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises that do not require any permits or more than three (3) total contractors and subcontractors (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Fifty Thousand Dollars ($50,000) in any one instance or more than One Hundred Thousand Dollars ($100,000) annually, and (z) such Cosmetic Alterations are not reasonably expected to have any material adverse effect on the Project and do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect any portion of the Building or Project that is exterior to the Premises or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project.
16.1.Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.
16.2.Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.
16.3.Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done in full compliance with Applicable Laws and at such times and in such manner as Landlord may from time to time reasonably designate. Within thirty (30) days after completion of any Alterations (other than Cosmetic Alterations), Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises, as well as a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems. Any such “as built” plans shall show the applicable Alterations as an overlay on the Building as-built plans; provided that Landlord provides the Building “as built” plans to Tenant.
16.4.Before commencing any Alterations, Tenant shall (a) give Landlord at least sixty (60) days’ prior written notice of the proposed commencement of such work and the names and addresses of the persons supplying labor or materials therefor so that Landlord may enter the Premises to post notices or to take any further action that Landlord may reasonably deem proper for the protection of Landlord’s interest in the Project and (b) with respect to Alterations costing in excess of $50,000, shall secure, at Tenant’s own cost and expense, a tenant improvement guarantee bond satisfactory to Landlord for such work. Without limiting the generality of the foregoing, such tenant improvement guarantee bond shall guarantee final completion of such work by the general contractor and all subcontractors of every tier, payment of all amounts due and owing to such general contractor and subcontractors and removal of any mechanic’s liens arising from such work. In the event Tenant commences any Alterations or Tenant Improvements, Tenant will complete the entire scope of work specified in its contracts with its contractors or vendors, obtain all required approvals and sign offs and close out all permits, pay all amounts owing to contractors and subcontrators of every tier and provide Landlord with final unconditional lien waivers complying with Applicable Law from all contractors and subcontractors of every tier.
16.5.Tenant shall repair any damage to the Premises arising from Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
16.6.The Premises plus any Alterations; Signage; Tenant Improvements; attached equipment, decorations, fixtures and trade fixtures; movable laboratory casework and related appliances; and other additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators; ductwork; conduits; electrical panels and circuits; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease.
16.7.Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises in which any Lender has a security interest or as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
16.8.If Tenant fails to remove any of its property from the Premises prior to the expiration or earlier termination of this Lease, then Landlord may, at its option, remove and store the same in any manner that Landlord shall choose without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

16.9.Tenant shall pay to Landlord an amount equal to three percent (3%) of the hard costs to Tenant of all Alterations to cover Landlord’s overhead and expenses for plan review, engineering review, coordination, scheduling and supervision thereof or obtaining any required Lender consent. Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays arising from such faulty work, or by reason of inadequate clean-up.
16.10.Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.
16.11.Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and BioMed Realty, L.P. and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates and Lenders (collectively with Landlord, the “Landlord Parties”) as additional insureds on their respective insurance policies.
17.Repairs and Maintenance.
1.1.Landlord shall repair and maintain the Common Area, the structural columns, roofing and covering materials, foundations and structural slabs (excluding any architectural slabs), exterior walls and façade, the elevators, the base Building plumbing up to the first isolation valve that serves the Premises, the base Building fire sprinkler systems (if any), the base Building electrical systems up to the point on the bus where Tenant connects its switch, and the base Building HVAC systems up to the first damper or isolation valve that serves the Premises. For purposes of clarity, the portion of the base Building plumbing, base Building electrical, and base Building HVAC system that includes such first damper or isolation valve or switch point on the bus and extends into and through the Premises, any supplemental HVAC serving the Premises, and any Premises Dedicated System (as defined below) shall not be part of the base Building systems and shall be Tenant’s obligation to maintain and repair pursuant to Section 18.2 below.
17.1.Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises (including but not limited to the portion of the base Building HVAC, plumbing, and electrical system that includes the first damper or isolation valve or switch point on the bus (as applicable) and extends into and through the Premises, any supplemental HVAC serving the Premises, and any Premises Dedicated System (as defined below)) and every part thereof in good condition and repair, ordinary wear and tear (and casualty damage that is not the responsibility of Tenant to restore pursuant to Article 24 below) excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear (and casualty damage that is not the responsibility of Tenant to restore pursuant to Article 24 below) excepted; and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring and equipment from the Premises, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than as described in Exhibit B.
17.2.Notwithstanding anything to the contrary in this Lease, any systems or equipment exclusively servicing the Premises, including any elevators, security, life-safety systems, water systems, HVAC units, HVAC components, exhaust fans, vacuum pumps or air compressors (any such system, a “Premises Dedicated System”), shall be the sole responsibility of Tenant and Landlord shall have no obligations with respect thereto. Tenant shall, at its sole cost and expense, maintain and keep any Premises Dedicated System in good condition and repair and shall otherwise be solely responsible for any repair, maintenance and/or replacement costs with respect to any such Premises Dedicated System.

Tenant shall keep in full force and effect during the Term (and occupancy by Tenant, if any, after termination of this Lease) a preventative maintenance contract for quarterly, semi-annual, and annual inspections and maintenance for each Premises Dedicated System (in each case using a qualified, licensed, bonded service provider reasonably approved by Landlord). If requested in writing by Landlord, Tenant shall provide to Landlord copies of any Premises Dedicated System maintenance contracts and any Premises Dedicated System maintenance reports on a quarterly basis. Notwithstanding anything to the contrary in this Lease, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment with respect to any Premises Dedicated System.
17.3.Throughout the Term of the Lease, Tenant shall, at Tenant’s sole cost and expense, maintain copies of all service contracts, service, repair and maintenance records, and inspection reports on all equipment installed by or maintained by Tenant. Tenant shall, within ten (10) business days after receipt of written notice from Landlord, provide to Landlord any maintenance records, service or inspection reports that Landlord reasonably requests. Upon surrender of the Premises upon the expiration or earlier termination of this Lease, Tenant shall provide Landlord with all original equipment manufacturer (OEM) manuals for any equipment installed and not removed by Tenant. Landlord shall also have the right to perform an audit of the equipment serving the Premises in the form of a facilities condition assessment or similar report at Tenant’s cost. To the extent such audit recommends corrective action, Tenant shall promptly perform such corrective action as part of its repair and maintenance obligations. If Landlord determines that Tenant is not properly maintaining any system or equipment (including a Premises Dedicated System) that is Tenant’s obligation to repair and maintain pursuant to this Article, Landlord shall have the option (but not the obligation) to assume Tenant’s responsibilities with respect thereto (either on a one-time or longer basis), and any costs or expenses incurred or payments made by Landlord as a result of Tenant failing to properly maintain any such or equipment shall be deemed Additional Rent payable by Tenant within thirty (30) days after receipt of an invoice therefor.
17.4.Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.
17.5.This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.
17.6.Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses.
18.Liens.
1.1.Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising from work or services performed, materials furnished to or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s or materialman’s lien filed against the Premises, the Building or the Project for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within ten (10) business days after the filing thereof, at Tenant’s sole cost and expense.
18.1.Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall Indemnify the Landlord

Indemnitees from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.
18.2.In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) business days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.
19.Estoppel Certificate. Tenant shall, within ten (10) business days after receipt of written notice from Landlord (but in no event more than once per calendar year, provided that no such limitation shall apply to any such request made in connection with any financing, refinancing or sale of the Building by Landlord), execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit F, or on any other form reasonably requested by a current or proposed Lender, encumbrancer or purchaser or investor, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statements may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property. Tenant’s failure to deliver any such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.
20.Hazardous Materials.
1.1.Tenant shall not cause or permit any Hazardous Materials (as defined below) to be used, handled, generated, or stored in, on, under or about the Premises, the Building or the Project in violation of Environmental Requirements by Tenant or any of its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”), nor cause or permit any Hazardous Materials to be Released in, on, under or about the Premises, the Building or the Project by Tenant or any Tenant Parties in violation of Environmental Requirements.  If (a) Tenant breaches such obligation, or (b) a Release of Hazardous Materials otherwise occurs within the Premises during the Term or during any holdover occupancy by Tenant after the Term, then Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature arising from a breach under Subsection 21.1(a) and/or a Release under Subsection 21.1(b), including (w) diminution in value of the Project or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (y) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of a breach under Subsection 21.1(a) and/or a Release under Subsection 21.1(b). This Indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by Environmental Requirements because of Hazardous Materials present in the air, soil, soil vapor or groundwater above, on, under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any Release of Hazardous Materials to the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such Release; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.
20.1.Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Environmental Requirements. Prior to the Term Commencement Date, Tenant shall deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any Environmental Requirements in the form of a Tier II form pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (or any successor statute) or any other form reasonably requested by Landlord and setting forth all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises, and (b) true and correct copies of the following relating to the presence or suspected or threatened presence of Hazardous Materials at the Premises: permits, approvals, audits, reports and correspondence, storage and management plans, documents pertaining to the installation, operation or closure of Hazardous Materials storage tanks, and notices of responsibility and/or violation (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents (x) upon Landlord’s request, (y) any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, and (z) concurrent with Tenant’s receipt from or submission to a Governmental Authority of Hazardous Materials Documents. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any documents containing information of a proprietary nature, unless such documents contain a reference to Hazardous Materials or activities related to Hazardous Materials.
20.2.At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct environmental investigations of the Project or any portion thereof, including but not limited to a Phase I Environmental Site Assessment, Phase II Subsurface Investigation, Hazardous Materials survey, or audit of the Hazardous Materials Documents, to demonstrate whether Hazardous Materials have been used, handled, generated, stored, Released or disposed of at the Project in violation of this Lease.. Tenant shall pay all reasonable costs of such investigations if such investigation reveal that Hazardous Materials exist at the Project in violation of this Lease.
20.3.Tenant shall promptly report to Landlord (a) any actual or suspected presence of mold or water intrusion at the Premises to the extent Tenant is actually aware of same, and (b) any Release of Hazardous Materials in the Project which Tenant becomes aware of during the Term, whether caused by Tenant or any Tenant Party.

20.4.Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27.
20.5.As used herein, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Environmental Requirements. As used herein, the term “Environmental Requirements” means all applicable present and future laws, statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air (including indoor air and outdoor air), surface water, sewers, soil or groundwater of any Hazardous Material whether within or outside the Premises, including without limitation (a) the Federal Water Pollution Control Act, (b) the Federal Resource Conservation and Recovery Act, (c) the Comprehensive Environmental Response, Compensation and Liability Act, (d) the Toxic Substances Control Act of 1976, all (e) all state and local counterparts thereto. As used herein, the term “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into environment.
20.6.Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Building or the Project, as applicable, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than New Tenant’s Pro Rata Share of the Building or the Project, as applicable. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.
21.Odors and Exhaust. Landlord and Tenant agree as follows:
1.1.Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind which emanate from the Premises.
21.1.If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate to maintain the Project (indoor and outdoor areas) in an odor free manner, or if no ventilation system exists, Tenant shall vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. Tenant acknowledges that Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

21.2.Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.
21.3.If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust.
22.Insurance.
1.1.Landlord shall maintain all risk property insurance (subject to standard policy terms, conditions, limitations and exclusions) on a replacement cost basis with limits, sub-limits and deductibles as are customary for similar properties in the region, which Landlord shall determine in its sole and absolute discretion. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, and rental loss during the period of repairs or rebuilding, in each case with limits, sub-limits and deductibles as are customary for similar properties in the region, which Landlord shall determine in its sole and absolute discretion. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether such are made a part of or are affixed to the Building.
22.1.In addition, Landlord shall carry Commercial General Liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence/general aggregate for bodily injury (including death), or property damage with respect to the Project.
22.2.Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:
(a)Commercial General Liability on an occurrence coverage form, at least as broad as the Insurance Services Offices Commercial General Liability Policy form CG 0001©, current edition, with minimum limits of $5,000,000 per occurrence. The general aggregate limit shall apply separately to this Project or the general aggregate limit shall be twice the required occurrence limit. Such limits may be met by use of excess and/or umbrella liability insurance; provided that such coverage is at least as broad as the primary coverages required herein. There shall be no limitations or exclusions within the policy form or endorsements restricting liability coverage for Tenant’s activities within the Project including but not limited to, biohazards, testing, infectious disease, bloodborne pathogens, illness, virus, microorganisms or communicable disease if applicable. Should such exclusions exist within Tenant’s Commercial General Liability coverage, Tenant shall maintain Professional Liability and/or Pollution Liability coverage as necessary in order to provide coverage for such activities and exposures.
(b)Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto on behalf of Tenant or invited by Tenant (including those owned, hired, rented, leased, borrowed, scheduled or non-owned). Coverage shall be on a broad-based occurrence form in an amount not less than $5,000,000 combined single limit per accident for bodily injury and property damage, which limits may be met by use of excess and/or umbrella liability insurance; provided that such coverage is at least as broad as the primary coverages required herein.

(c)Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises (to the extent not insured by Landlord pursuant to Section 23.1) and Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Tenant Improvements, Alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall name Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twenty-four (24) months.
(d)Workers’ Compensation in compliance with all Applicable Laws or as may be available on a voluntary basis. Employer’s Liability must be at least in the amount of $1,000,000 for bodily injury by accident for each employee, $1,000,000 for bodily injury by disease for each employee, and $1,000,000 bodily injury by disease for policy limit.
(e)Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Project. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises and for a period of three (3) years thereafter. Coverage shall be maintained with limits of not less than $2,000,000 per incident with a $4,000,000 policy aggregate.
(f)During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including any Alterations), insurance required in Exhibit B-1 must be in place.
22.3.The insurance required of Tenant by this Article shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall provide evidence of insurance for all coverages required herein to Landlord. No such policy shall be cancellable except after thirty (30) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) business days’ written notice shall be given). All such policies shall be written on a primary, non-contributory basis. Tenant shall, before the date of expiration of such policies, provide Landlord with evidence of renewed insurance. If Tenant does not maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by

Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name the Landlord Parties as additional insureds as respects liability arising from Tenant’s use of the Property or Project. Tenant must disclose any self-insurance or self-insurance retentions, to Landlord in writing in advance, which shall be subject to Landlord’s prior written approval in its sole discretion. If Tenant self-insures with Landlord’s prior written approval, Tenant is itself acting as though it were providing the insurance required under the provisions of this Lease, and Tenant shall pay those amounts due in lieu of insurance proceeds that would have been covered and payable if the insurance policies had been carried for such self-insured coverages, which amounts shall be treated as insurance proceeds for all purposes under this Lease.
22.4.Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.
22.5.Tenant, on behalf of itself and its insurers, hereby waives any and all rights of recovery against the Landlord Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible workers’ compensation, employer’s liability insurance and other liability insurance required to obtained and carried by Tenant pursuant to this Article, including any deductibles or self-insurance maintained thereunder. Tenant agrees to endorse the required workers’ compensation, employer’s liability and other liability insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Tenant’s insurers so permit. Any termination of such a waiver shall be by written notice to Landlord, containing a description of the circumstances hereinafter set forth in this Section. Tenant, upon obtaining the policies of workers’ compensation, employer’s liability and other liability insurance required or permitted under this Lease, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Tenant shall notify Landlord of such conditions.
22.6.Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.
22.7.In addition to other insurance required by this Lease to be carried by Tenant, if Tenant sells, merchandises, transfers, gives away or exchanges alcoholic beverages in, upon or from any part of the Premises, then Tenant shall, at Tenant’s sole cost and expense, purchase and maintain in full force and effect during the Term liquor liability insurance in form and substance satisfactory to Landlord, with total limits of liability for bodily injury, loss of means of support and property damage for each occurrence in an amount and with a carrier reasonably acceptable to Landlord, and otherwise in compliance with the general provisions of this Article governing the provision of insurance by Tenant. Such policy shall name the Landlord Parties as additional insureds against any liability by virtue of Applicable Laws concerning the use, sale or giving away of alcoholic beverages. If at any time such insurance is for any reason not in force, then during all and any such times no selling, merchandising, transferring, giving away or exchanging of alcoholic beverages shall be conducted by Tenant in, upon or from any part of the Premises.
22.8.Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

22.9.The provisions of this Article shall survive the expiration or earlier termination of this Lease.
23.Damage or Destruction.
1.1.In the event of a partial destruction of the Premises or the Building or the Project by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (a) the damage thereto is such that the Premises or the Building or the Project (as applicable) may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty, (b) Landlord shall receive insurance proceeds from its insurer or Lender sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense), and (c) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Premises or the Building or the Project (as applicable) and this Lease shall continue in full force and effect.
23.1.In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect (a) to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect, or (b) not to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall terminate as of the date of such damage or destruction (provided, however, if the damage and destruction is contained to areas of the Project outside of the Building and does not materially and adversely affect Tenant’s ability to use the Premises for the Permitted Use, then Landlord shall have the option to require this Lease continue in full force and effect, notwithstanding Landlord’s election not to repair, reconstruct and restore the damage and destruction). In the event of any damage or destruction to the Building or the Premises that materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use (regardless of whether such damage is governed by Section 24.1 or this Section), if in Landlord’s determination as set forth in the Damage Repair Estimate (as defined below), the Premises or the Building cannot be repaired, reconstructed or restored within twelve (12) months after the date of the Damage Repair Estimate, then Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination no later than fifteen (15) days after Landlord delivers to Tenant Landlord’s Damage Repair Estimate.
23.2.As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimate of the period of time in which the repairs, reconstruction and restoration will be completed (the “Damage Repair Estimate”), which estimate shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repair, reconstruction and restoration of similar buildings. Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.
23.3.Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.
23.4.Landlord will not be liable for any inconvenience or annoyance to any Tenant Party or business interruption resulting in any way from any damage or destruction or the repair or restoration thereof; provided, that, in the event of repair, reconstruction and restoration as provided in this Article, all

Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business. In the event Landlord elects to cause Tenant to restore any Tenant Improvements or other improvements originally provided by Landlord serving the Premises, the foregoing rent abatement will end as of the date upon which Landlord reasonably determines Tenant would have completed the repairs and/or restoration using reasonable due diligence, regardless of the date such repairs or restoration are actually completed.
23.5.Notwithstanding anything to the contrary contained in this Article, (a) Landlord’s obligations shall be conditioned upon Landlord receiving any permits or authorizations required by Applicable Laws, the CC&Rs and any applicable Loan Documents, and (b) should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure (as defined below) or delays caused by a Lender or Tenant Party, then the time for Landlord to commence or complete repairs, reconstruction and restoration shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repairs, reconstruction and restoration.
23.6.If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repairs, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area (if applicable). Notwithstanding the foregoing, Landlord may elect to require that Tenant perform any repairs or restoration to Tenant Improvements or other improvements originally provided by Landlord serving the Premises, and in the event Landlord makes such election, Tenant will repair or restore such Tenant Improvements or other improvements to substantially their condition existing prior to the damage or destruction. Landlord shall notify Tenant in writing of such election and shall make any insurance proceeds received by Landlord for the repair or restoration of such improvements available to Tenant for such purpose. Such proceeds will be held by Landlord and disbursed to Tenant periodically as the required repair and/or restoration work is completed in accordance with Landlord’s standard draw request process. The repairs, reconstruction or restoration of improvements to the Premises not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repairs, reconstruction and restoration of the Premises, the Building and the Project. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction.
23.7.Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor.
23.8.This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Sections 1932(2) and 1933(4) (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

24.Eminent Domain.
1.1.In the event the Building or Project or a portion thereof which substantially interferes with Tenant’s use and occupancy of the Premises for the Permitted Use is taken for any public or quasi-public purpose by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to the applicable authority, except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.
24.1.In the event of a taking of a portion of the Building or the Project by exercise of right of appropriation, condemnation, or eminent domain, or any sale of a portion of the Building or Project to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of leasing office or laboratory space.
24.2.To the extent permitted under all applicable Loan Documents or otherwise consented to by any and all Lenders whose consent is required thereunder, Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.
24.3.If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.
24.4.This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any taking. Accordingly, the parties hereby waive the provisions of California Code of Civil Procedure Section 1265.130 (and any successor statutes) permitting the parties to terminate this Lease as a result of any taking.
25.Surrender.
1.1.At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/ASSE Z9.11-2016) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.
25.1.No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.
25.2.The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.
25.3.The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.
26.Holding Over.
1.1.If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent and any consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).
26.1.Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.
26.2.The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.
26.3.The provisions of this Article shall survive the expiration or earlier termination of this Lease.
27.Indemnification and Exculpation.
1.1.Tenant agrees to Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature, real or alleged, arising from (a) injury to or death of any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project, arising directly or indirectly out of (i) the presence at or use or occupancy of the Premises, the Building, the Property or Project by a Tenant Party or (ii) an act or omission on the part of any Tenant Party, (b) a breach or default by Tenant in the performance of any of its obligations hereunder (including any Claim asserted by a Lender against any Landlord Indemnitees under any Loan Document as a direct result of such breach or default by Tenant) or (c) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or Project, including liability under any dram shop law, host liquor law or similar Applicable Law, except to the extent arising directly from Landlord’s negligence or willful misconduct. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

27.1.Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant or any other person for, and Tenant assumes all risk of, loss of or damage or injury to (whether actual or consequential) tangible and intangible personal property of any kind and description kept by Tenant within the Premises, including trade fixtures, equipment and inventory; laboratory animals, specimens, prototypes and samples; products manufactured, produced or stored by Tenant; scientific research and experiments; or business, accounting, scientific and other records of any kind and description; and any and all income derived or derivable therefrom (in each case, regardless of cause and regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant’s business or loss of revenues, income and profits arising from or relating to any such damage or destruction of personal property as described in this Section 28.2.
27.2.Notwithstanding anything in the foregoing or this Lease to the contrary, except as may be provided by Applicable Laws, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising from this Lease, including lost profits (provided that this Section 28.3 shall not limit Tenant’s liability for Base Rent or Additional Rent or holdover rent pursuant to this Lease; and provided, further, that this Section 28.3 shall not limit Tenant’s liability for damages (including consequential, special or indirect damages) arising from Tenant’s holdover in the Premises without Landlord’s consent as set forth in Article 27 or Tenant’s breach of Article 21 or Section 26.1).
27.3.Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party (provided, however, that the foregoing shall not apply to the extent of the gross negligence or willful misconduct of Landlord).
27.4.Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses arising from criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal, or that Landlord may decide (in its sole and absolute discretion) not to monitor any installed security devices. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage. Tenant’s security programs and equipment for the Premises shall be coordinated with Landlord and subject to Landlord’s reasonable approval.
27.5.The provisions of this Article shall survive the expiration or earlier termination of this Lease.
28.Assignment or Subletting.
1.1.Tenant shall not, without Landlord’s prior written consent, either voluntarily or by operation of Applicable Laws, directly or indirectly: (a) assign, sell, hypothecate, pledge, encumber, or otherwise transfer its interest in this Lease or sublease all or a portion of the Premises, (b) sell, grant, assign or otherwise transfer a controlling interest in Tenant (other than as a result of shares in Tenant being sold on a public stock exchange) or (c) sell all or substantially all of Tenant’s assets (each of the foregoing, a “Transfer”). For purposes of the preceding sentence, “control” means (f) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person or (g) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. Notwithstanding the foregoing, Tenant shall have the right to Transfer, without Landlord’s prior written consent, Tenant’s interest in this Lease or the Premises or any part thereof to: (x) any person, entity, affiliate or subsidiary that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant (“Tenant’s Affiliate”) or (y) to any person which is a successor-in-interest to Tenant, by way of a merger with, consolidation or reorganization of, or initial public offering of Tenant’s stock on a nationally recognized stock exchange, or the acquisition of all or substantially all of the assets of Tenant (either indirectly through a sale of all or substantially all of Tenant’s stock or equity interests or directly), provided that any Transfer described in clauses (x) or (y) is for a good business purpose and not for the purpose of circumventing Landlord’s rights pursuant to this Lease (an “Exempt Transfer”); provided, further, that the person that will be the tenant under this Lease after the Exempt Transfer (the “New Tenant”) has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is equal to or greater than the net worth (as of both the Execution Date and the date of the Exempt Transfer) of the transferring Tenant. For purposes of clause (x) in the immediately preceding sentence, “control” requires both (m) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (n) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. Tenant shall notify Landlord in writing at least thirty (30) days prior to the effectiveness of any such Exempt Transfer and, if required, request Landlord’s consent to such Transfer, and otherwise comply with the requirements of this Lease regarding such Transfer. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in active discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord.
28.1.In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee (each as applicable, the “Proposed Transferee”); the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the Proposed Transferee satisfying the requirements of Section 40.2 (“Required Financials”); any ownership or commercial relationship between Tenant and the Proposed Transferee; a list of Hazardous Materials and quantities thereof, certified by the Proposed Transferee to be true and correct, that it intends to use or store in the Premises; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. If applicable, Tenant’s Transfer Notice shall also include the proposed sublease or assignment agreement for Landlord’s review and comment in connection with its evaluation of any request for consent to sublet.
28.2.Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to such factors as Landlord reasonably deems material, including (a) the financial strength of Tenant and of such Proposed Transferee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such Proposed Transferee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.7 to recapture the Premises. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer if any applicable Loan Document prohibits such assignment or any Lender whose consent is required thereunder withholds its consent, or if the Transfer is to a Proposed Transferee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”) or if Tenant or Proposed Transferee is subject to a material enforcement order by a Governmental Authority in connection with its use, storage or disposal of Hazardous Materials or has been required by any landlord, lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contamination resulting from such party’s acts or omissions. Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.
28.3.The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:
(a)Tenant shall remain fully liable under this Lease. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that is it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;
(b)If Tenant or the Proposed Transferee does not or cannot deliver the Required Financials, then Landlord may elect to have either Tenant’s ultimate parent company or the Proposed Transferee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the Transfer Date;
(c)In the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as an Exempt Transfer, and if New Tenant is not domiciled in (and formed in and under the Applicable Laws of) the United States of America, then Tenant shall deliver to Landlord on or prior to the Exempt Transfer a legal opinion from New Tenant’s outside corporate counsel confirming that any judgment obtained by Landlord against New Tenant in accordance with the terms of this Lease and Applicable Laws shall be enforceable by Landlord against New Tenant in the country where New Tenant is domiciled;
(d)Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;
(e)If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration for the Lease or the Premises of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment,) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall (unless Landlord directs in writing otherwise) pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;
(f)The Proposed Transferee shall agree that, in the event Landlord gives such Proposed Transferee notice that Tenant is in default under this Lease, such Proposed Transferee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such Proposed Transferee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;
(g)Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;
(h)Tenant shall not then be in default hereunder in any respect;
(i)Such Proposed Transferee’s use of the Premises shall be the same as the Permitted Use;
(j)Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;
(k)Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;
(l)Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent or refuse consent to any later Transfer;
(m)Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and
(n)Tenant shall deliver to Landlord, on or before the date any Proposed Transferee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such Proposed Transferee as described in Section 21.2.
1.1.Any Transfer that is not in compliance with the provisions of this Article or with respect to which Tenant does not fulfill its obligations pursuant to this Article shall (a) constitute a Default, (b) be voidable by Landlord and (c), at Landlord’s option, terminate this Lease, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof.
28.6.Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.
28.7.If Tenant delivers to Landlord a Transfer Notice indicating a desire to enter into (a) an assignment of the Lease, or (b) a sublease of more than fifty percent (50%) of the Rentable Area of the Premises for a term which is all or substantially all of the remaining Term (excluding any unexercised extension options), then Landlord shall have the option, exercisable by giving notice to Tenant on or before the date that is thirty (30) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as to the portion of the Premises which is the subject of the proposed Transfer (provided that in the event the Transfer is an assignment of the Lease or a sublease of all or substantially all of the Rentable Area of the Premises, then Landlord may terminate this Lease in its entirety). Such termination will be effective as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option as to a portion of the Premises, Landlord will perform all work required to demise the terminated area from the remaining Premises (or may elect to require that Tenant perform such demising work as an Alteration), Tenant will pay all costs to demise the terminated area from the remaining Premises, including all necessary separation of utilities and services, and this Lease will be modified as required to reflect such reduction of the Premises (with Tenant to pay all Rent for the Premises until the date upon which the demising work is substantially completed). Notwithstanding the foregoing, if Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within seven (7) business days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect as if such Transfer Notice had not been delivered. No failure of Landlord to exercise its option to terminate pursuant to this Section shall be deemed to be Landlord’s consent to a proposed Transfer.
28.8.If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.
28.9.In the event that Tenant enters into a sublease for the entire Premises in accordance with this Article that expires within two (2) days of the Term Expiration Date, the term expiration date of such sublease shall, notwithstanding anything in this Lease, the sublease or any consent to the sublease to the contrary, be deemed to be the date that is two (2) days prior to the Term Expiration Date.
29.Subordination and Attornment.
1.1.This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, other security instrument or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.
29.1.Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage, deed of trust, other security instrument or lease in which Landlord is tenant as may be required by Landlord; provided that such instrument shall not materially interfere with Tenant’s rights or obligations under this Lease. If any Lender so elects, however, Tenant’s leasehold shall be deemed prior to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) business days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable. For the avoidance of doubt, “Lenders” shall also include historic tax credit investors and new market tax credit investors.
29.2.Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a Lender incident to the financing of the real property of which the Premises constitute a part.
29.3.In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.
30.Defaults and Remedies.
1.1.Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, including (without limitation) charges that may be imposed on Landlord by any security instrument covering the Premises, and the exact amount of which shall be extremely difficult and impracticable to ascertain. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) days after the receipt of written notice of such delinquency, Tenant shall pay to Landlord (a) an additional sum of six percent (6%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) prime rate as published in the Wall Street Journal or a successor publication reasonably identified by Landlord plus nine percent (9%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity. Upon Tenant’s written request, Landlord shall, with respect to the first (1st) late payment of Rent during any twelve (12) month period during the Term, waive Tenant’s obligation to pay any late charge pursuant to this Section.
30.1.No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.
30.2.If Tenant fails to pay any sum of money or perform any other act required to be paid or performed by it hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.
30.3.The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:
(a)Tenant abandons the Premises or Tenant vacates the Premises and makes a statement in writing (which shall include e-mail) or issues a public statement that Tenant will not continue to satisfy all other terms and conditions of this Lease;
(b)Tenant fails to make any payment of Rent, as and when due, where such failure continues for a period of three (3) days after written notice thereof from Landlord to Tenant, or to satisfy its obligations under Article 19;
(c)Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Sections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes the same to completion; and provided, further, that such cure is completed no later than sixty (60) days after Tenant’s receipt of written notice from Landlord;
(d)Tenant makes an assignment for the benefit of creditors;
(e)A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f)Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;
(g)Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;
(h)Tenant fails to deliver an estoppel certificate in accordance with Article 20; or
(i)Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.
Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.
30.4.In the event of a Chronic Delinquency (as defined below), Landlord may, in addition to all other remedies under this Lease, at law or in equity, require that Tenant thereafter pay Rent quarterly in advance. This provision shall not limit in any way nor be construed as a waiver of Landlord’s rights and remedies contained in this Lease, at law or in equity in the event of a default. “Chronic Delinquency” means that Tenant commits a Default pursuant to Section 31.4(b) three (3) times in any twelve (12) month period.
30.5.In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:
(a)Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;
(b)Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and
(c)Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including the sum of:
(i)The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus
(ii)The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus
(iii)The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus
(iv)Any other amount necessary to compensate Landlord for all the detriment arising from Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus
(v)At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.
As used in Sections 31.6(c)(i) and (ii), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 31.6(c)(iii), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the “Discount Rate”).
30.6.In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant’s Default or abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:
(a)Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or
(b)The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.
Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.
30.7.If Landlord does not elect to terminate this Lease as provided in Section 31.6, then in addition to any other remedies available to Landlord, Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.
30.8.In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:
(a)First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;
(b)Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii)

reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;
(c)Third, to the payment of Rent and other charges due and unpaid hereunder; and
(d)Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.
30.9.All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except as required by Applicable Laws. Any such obligation imposed by Applicable Laws upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to (a) lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion and (b) develop the Project in a harmonious manner with a mix of uses, tenants, floor areas, terms of tenancies, etc., as determined by Landlord. Landlord shall not be obligated to relet the Premises to (y) any Tenant’s Affiliate or (z) any party (i) unacceptable to a Lender, (ii) that requires Landlord to make improvements to or re-demise the Premises, (iii) that desires to change the Permitted Use, (iv) that desires to lease the Premises for more or less than the remaining Term or (v) to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.
30.10.Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (y) the date of Lease termination and (z) the date Tenant surrenders possession of the Premises.
30.11.To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.
30.12.Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.
30.13.In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.
31.Bankruptcy . In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:
1.1.Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;
31.1.A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;
31.2.A Letter of Credit in an amount at least equal to the then-current amount of the required Letter of Credit required under this Lease; or
31.3.The assumption or assignment of all of Tenant’s interest and obligations under this Lease.
32.Brokers.
1.1Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Newmark (“Tenant’s Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Tenant’s Broker in relation to this Lease pursuant to a separate agreement between Landlord and Tenant’s Broker, conditioned and contingent upon the full execution and delivery of this Lease and satisfaction of any other contingencies set forth in that separate agreement.
1.2Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.
1.3Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.
1.4Tenant agrees to Indemnify the Landlord Indemnitees from any and all cost or liability for compensation claimed by any broker or agent, other than Tenant’s Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.
33.Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.
34.Limitation of Landlord’s Liability.
1.1If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.
1.2Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord or any of Landlord’s affiliates. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates.
1.3Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.
35.Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:
1.1.Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Tenant; and
35.1.The term “Tenant,” as used in this Lease, means and includes each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.
36.Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed, and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.
37.Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or the contents of any documents, reports, surveys or evaluations related to the Project or any portion thereof or (b) provide to any third party an original or copy of this Lease (or any Lease-related document or other document referenced in Subsection 38(a)). Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (w) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (x) to a party’s attorneys, accountants, brokers, lenders, potential lenders, investors, potential investors and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section, (y) to a party’s lenders for purposes of financial reporting or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.
38.Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 39(a) or (b), provided that, for purposes of this Subsection 39(c), if delivery utilizing one of the other methods described in Subsection 39(a) or (b) is not reasonably practicable due to an event of Force Majeure (as defined below), then such requirement shall be waived for deliveries by email transmission so long as either the receiving party responds to the sending party confirming receipt of the applicable email transmission, or the sending party receives other electronic confirmation that the email transmission was received and read by the receiving party, such as a “read receipt” notice. Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 39(a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given in accordance with Subsection 39(b); or (z) upon transmission, if given in accordance with Subsection 39(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in

Sections 2.8 and 2.9, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.
39.Miscellaneous.
1.1.Landlord reserves the right to change the name of the Building or the Project in its sole discretion.
39.1.To induce Landlord to enter into this Lease, Tenant agrees that it shall furnish to Landlord from time to time (but no more than one (1) time per calendar year (unless Tenant is in Default of this Lease or the request is made by Landlord in connection with a potential sale or refinancing of the Project, in which event no such limitation shall apply)), within ten (10) business days after receipt of Landlord’s written request, the most recent quarter-end unconsolidated financial statements reflecting Tenant’s current financial condition, audited by a nationally recognized accounting firm. Tenant shall, within ninety (90) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s year-end unconsolidated financial statements for the previous year audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. The provisions of this Section shall not apply at any time while Tenant is a corporation whose shares are traded on any nationally recognized stock exchange.
39.2.Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.
39.3.The terms of this Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.
39.4.Landlord may, but shall not be obligated to, record a memorandum of lease without Tenant’s consent. Tenant shall be responsible for the cost of recording any short form or memorandum of this Lease, including any transfer or other taxes incurred in connection with such recordation. Neither party shall record this Lease.
39.5.Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive. The word “business day” means a calendar day other than any national or local holiday on which federal government agencies in the County of Alameda are closed for business, or any weekend. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.
39.6.Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party’s performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising from or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed). In addition, Landlord shall, upon demand, be entitled to all reasonable attorneys’ fees and all other reasonable costs incurred in the preparation and service of any notice or demand hereunder, regardless of whether a legal action is subsequently commenced, or incurred in connection with any contested matter or other proceeding in bankruptcy court concerning this Lease.
39.7.Time is of the essence with respect to the performance of every provision of this Lease.
39.8.Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.
39.9.Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.
39.10.Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.
39.11.Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.
39.12.This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.
39.13.This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.
39.14.No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.
39.15.No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.
39.16.To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising from or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.
39.17.A facsimile, electronic or portable document format (PDF) signature on this Lease or any other document required or permitted by this Lease to be delivered by Landlord or Tenant shall be equivalent to, and have the same force and effect as, an original signature.
39.18.For purposes of this Lease, “Force Majeure” means accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions);

strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; plagues, epidemics, pandemics, or public health crises (including regulations, actions or delays by Governmental Authorities resulting from any such plague, epidemic, pandemic or public health crisis); shortages of materials or supply chain disruptions (which shortages or disruptions are not unique to the party claiming Force Majeure); regulations, moratoria or other actions, inactions or delays by Governmental Authorities, provided that any delay by a Governmental Authority in issuing any required permit or approval is not caused by the failure of the party claiming Force Majeure to timely submit a complete application for such permit or approval in compliance with Applicable Laws; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred. “Severe Weather Conditions” means weather conditions that are materially worse than those that would be reasonably anticipated for the Property at the applicable time based on historic meteorological records. Notwithstanding anything in this Lease to the contrary, events of Force Majeure shall excuse timely performance of a party hereunder (other than either party’s obligation to pay any amounts hereunder, which shall not be excused by Force Majeure) for a period equal to the delay caused thereby and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by an event of Force Majeure.
39.19.All Digital Rights (as defined below) arising from, in connection with or in any way otherwise related to the Premises, Building or Project are the sole and exclusive property of Landlord and shall not be used in any manner by Tenant without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion. As used herein, “Digital Rights” means the right to copy, recreate, advertise, market, distribute, display, digitize, render, morph, duplicate, scan, model, or otherwise use or depict the Premises, Building or Project in any and all forms of digital media, now known or hereafter created.
40.[Intentionally omitted].
41.Option to Extend Term. Tenant shall have one (1) option (the “Option”) to extend the Term by sixty (60) months as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as this Lease, except as follows:
1.1.Base Rent at the commencement of the Option term shall equal the then-current fair market value for comparable office space in the Alameda and San Mateo County submarkets of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option (“FMV”), and shall be further increased on each annual anniversary of the Option term commencement date by an amount determined as part of FMV. For the avoidance of doubt, comparables of sublease rent shall not be considered in Landlord’s determination of FMV. Tenant may, no more than fourteen (14) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Alameda and San Mateo County office leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Alameda and San Mateo County submarkets and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term. If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.
41.1.The Option is not assignable separate and apart from this Lease.
41.2.The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.
41.3.Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:
(a)During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or
(b)At any time after any Default as described in Article 31 of the Lease and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or
(c)In the event that Tenant has defaulted in the performance of its monetary or material non-monetary obligations under this Lease two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.
41.4.The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

41.5.All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted on any monetary obligations under this Lease two (2) or more times and a service or late charge under Section 31.1 has become payable for any such default, whether or not Tenant has cured such defaults.
42.Amenities.
43.1    Landlord or Landlord’s affiliate may, in its sole discretion, but shall not be obligated to, (a) operate, maintain and/or construct certain amenities facilities to serve the Project and certain other buildings and designated users (the “Amenities Facilities”) and/or (b) in connection with the Amenities Facilities or otherwise, arrange for certain amenities services to be provided for the Project and certain other buildings and designated users (the “Amenities Services” and, together with the Amenities Facilities, the “Amenities”).
43.2    To the extent any Amenities are open for use by, or are being provided to Tenant and its employees (in such capacity, the “Amenities Users”), the Amenities Users may use Amenities during the Term on a non-exclusive basis with any other individuals permitted to do so by Landlord or any other affiliate of Landlord; provided that, as a condition to any Amenities User’s use of the Amenities, upon Landlord’s request, such Amenities User shall execute Landlord’s standard waiver of liability and release form, and otherwise satisfy the conditions identified in this Section. Use of the Amenities shall be subject to Landlord’s or its affiliates’ rules and regulations applicable to the Amenities and any supplements thereto promulgated by Landlord or its affiliates from time to time on a non-discriminatory basis, and Tenant shall (and shall cause all Amenities Users to) observe and comply with any such rules and regulations. Landlord and Tenant acknowledge that the use of the Amenities by the Amenities Users shall be at the Amenities Users’ own risk, and that the terms and provisions of Section 28.1 shall apply to the use of the Amenities by the Amenities Users. Landlord shall have the right (but not the obligation), in Landlord’s sole and absolute discretion, to (a) expand or cause the expansion of the Amenities Facilities and/or (b) provide additional Amenities Services. Landlord shall also have the right to (m) close (or cause the closure of) the Amenities Facilities, (n) cease providing any Amenities Services and/or (o) deny use of the amenities to any person who violates the rules and regulations or creates an unsafe or offensive environment. No expansion or closure of the Amenities Facilities or ceasing the provision of any Amenities Services shall entitle Tenant to an abatement or reduction in Rent, constitute a constructive eviction, or result in a default by Landlord under this Lease. Notwithstanding anything to the contrary in this Section, neither Landlord nor any other Landlord Party shall have any responsibility or other liability to Tenant or any other Amenities Users for (and Tenant, on behalf of itself and any and all Amenities Users, hereby waives and releases Landlord and all other Landlord Parties from and expressly assumes the risk of) any Claims, accidents, liens or injuries of any nature, kind or description arising from (r) Tenant’s or any other Amenities Users’ use of the Amenities or (s) Landlord’s or any other Landlord Parties’ operation, maintenance or provision of the Amenities, except to the extent arising from the gross negligence or willful misconduct of Landlord. For clarity, Landlord will not be in breach of this Lease or subject to liability, and the terms and conditions of this Lease will not be affected in the event any or all of (y) the Amenities Facilities are not constructed or (z) the Amenities Services are not provided, in each case for any or no reason.
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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.
LANDLORD:
BMR-PACIFIC RESEARCH CENTER LP,
a Delaware limited partnership

By:    /s/ Marie Lewis
Name:    Marie Lewis
Title:    Executive Vice President and General Counsel

TENANT:
ARDELYX, INC.,
a Delaware corporation

By:    /s/ Michael Raab
Name:    Michael Raab
Title:    President & Chief Executive Officer